HomeStreet

2018 Investor Presentation

April 30, 2018

Nasdaq: HMST

HomeStreet

Important Disclosures

Forward-Looking Statements

This presentation includes forward-looking statements, as that term is defined for purposes of applicable securities laws, about our industry, our future financial performance and business plans and expectations. These statements are, in essence, attempts to anticipate or forecast future events, and thus subject to many risks and uncertainties. These forward-looking statements are based on our management's current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. Forward-looking statements in this presentation include, among other matters, statements regarding our business plans and strategies, general economic trends (particularly those that affect mortgage origination and refinance activity) and growth scenarios and performance targets. Readers should note, however, that all statements in this presentation other than assertions of historical fact are forward-looking in nature. These statements are subject to risks, uncertainties, assumptions and other important factors set forth in our filings with the Securities and Exchange Commission (the ***"SEC"***), including but not limited to our annual report on Form 10-K for the year ended December 31, 2017, under the heading Item 1A- "Risk Factors." Many of these factors and events that affect the volatility in our stock price and shareholders' response to those factors and events are beyond our control. Such factors could cause actual results to differ materially from the results discussed or implied in the forward-looking statements. These risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative findings or actions that may increase capital requirements or otherwise constrain our ability to do business, including restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, risks related to our ability to realize the expected cost savings from our recent restructuring activities in our single family mortgage lending operations, continue to expand our commercial and consumer banking operations, grow our franchise and capitalize on market opportunities, manage our overall growth efforts cost-effectively to attain the desired operational and financial outcomes, manage the losses inherent in our loan portfolio, make accurate estimates of the value of our non-cash assets and liabilities, maintain electronic and physical security of customer data, respond to restrictive and complex regulatory environment, and attract and retain key personnel. In addition, the volume of our mortgage banking business as well as the ratio of loan lock to closed loan volume may fluctuate due to challenges our customers may face in meeting current underwriting standards, a change in interest rates, an increase in competition for such loans, changes in general economic conditions, including housing prices and inventory levels, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and legislative or regulatory actions or reform that may affect our business or the banking or mortgage industries more generally. Actual results may fall materially short of our expectations and projections, and we may change our plans or take additional actions that differ in material ways from our current intentions. Accordingly, we can give no assurance of future performance, and you should not rely unduly on forward-looking statements. All forward-looking statements are based on information available to the Company as of the date hereof. Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise.

Basis of Presentation of Financial Data

Unless noted otherwise in this presentation, all reported financial data is being presented as of the year ended December 31, 2017. All financial data should be read in conjunction with our audited consolidated financial statements and the notes thereto.

Non-GAAP Financial Measures

This presentation contains financial measures such as core measures or tangible measures that are not prepared in accordance with U.S. generally accepted accounting principles (***"GAAP"***). Definitions of such non-GAAP financial measures and reconciliations of those measures to their GAAP equivalents may be found in the appendix.

HomeStreet

Important Additional Information

Important Additional Information

HomeStreet, Inc. ("HMST" or the "Company"), its directors and certain of its executive officers are participants in the solicitation of proxies from the Company's shareholders in connection with the 2018 Annual Meeting. The Company has filed a definitive proxy statement and form of **WHITE** proxy card with the SEC in connection with such solicitation of proxies from the Company's shareholders (the "Definitive Proxy Statement"). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, THE ACCOMPANYING **WHITE** PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers in the Company's securities. In the event that holdings of the Company's securities change from the amounts disclosed in the Definitive Proxy Statement, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through the Company's website at www.homestreet.com in the section "Investor Relations" or through the SEC's website at www.sec.gov. Shareholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements to the Definitive Proxy Statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at www.homestreet.com in the section "Investor Relations."

Table of Contents

Executive Summary

- ✓ HomeStreet is executing its strategic plan to **grow and diversify revenue and earnings** to become a leading West Coast regional bank – **and it is working**
- ✓ HomeStreet's plan has produced **growth and delivered shareholder value since our IPO in 2012**
- ✓ HomeStreet has a strong Board composed of **highly-qualified directors** with diverse expertise in areas that are critical to the success of the Company
- ✓ The Board is committed to **sound corporate governance practices** that provide independent oversight and **protect the best interests of all shareholders**
- ✓ Roaring Blue Lion's recommended actions include **flaws that would increase risk to our operations, delay our strategy implementation and negatively impact** the long-term prospects of our business. Its criticisms are inconsistent with the historical feedback of its principal, Charles W. Griege, Jr.
- ✓ HomeStreet is **always open to constructive dialogue with shareholders**, including Roaring Blue Lion

HomeStreet

Business Overview

HomeStreet

HomeStreet Bank

- Seattle-based diversified commercial bank
- Founded in 1921
- Expanding West Coast franchise
- Growing commercial and consumer bank with concentrations in major metropolitan areas of the West Coast and Hawaii
- 110 bank branches and primary lending offices(1) in the Western United States and Hawaii
- Market leading mortgage originator and servicer
- Total assets of $6.7 billion


SEATTLE METRO
WASHINGTON
OREGON
IDAHO
NEVADA
UTAH
CALIFORNIA
ARIZONA
HAWAII
SOUTHERN CALIFORNIA
Retail deposit branches (59)
Primary stand-alone lending centers (50)
Primary stand-alone insurance office (1)

Note: Figures are as of December 31, 2017.
(1) The number of offices listed above does not include satellite offices with a limited number of staff who report to a manager located in a separate primary office.

Our Business

We have two segments: Commercial & Consumer Banking (C&CB) and Mortgage Banking

Commercial & Consumer Banking

$216.9 million 2017 Revenue	$4.5 billion 2017 Loans Held for Investment	59 Retail Branches

- Traditional banking services with a full suite of deposit products, including cash management, treasury services and mobile banking
- Products offered include:
  - Commercial real estate loans
  - Construction lending
  - Commercial & industrial loans (C&I)
  - Small business administration (SBA) lending
- Non-deposit investment products and insurance
- Full-service banking operations including retail deposit branches in Washington, Oregon, California, and Hawaii

Mortgage Banking

$289.7 million 2017 Revenue	$7.5 billion 2017 Single Family Loans Sold [(1)]	44 Home Loan Centers[(2)]

- Retail platform focused on single family mortgage origination and servicing in our market areas
- Home equity lines of credit and single family residential loans
- Majority of production sold into secondary markets
- Servicing retained on majority of originated loans sold to secondary markets
- Presence in all of the top ten most active housing markets in the Western U.S.[(3)], including Seattle, Los Angeles, the San Francisco Bay Area, San Diego and Hawaii

(1) Includes loans originated by WMS Series LLC and purchased by HomeStreet and brokered loans where HomeStreet receives fee income but does not fund the loan on its balance sheet or sell it into the secondary market.
(2) Excludes 6 stand-alone commercial and consumer lending offices that are included in the Commercial & Consumer Banking segment.
(3) As measured by Home Mortgage Disclosure Act (HMDA) data for the year ended 12/31/2016.
Note: All financial information as of, or for the twelve months ended, 12/31/2017 unless otherwise noted.

HomeStreet

Strategy & Performance

Our Strategy

Grow and diversify earnings with the goal of becoming a leading West Coast regional bank

Expand Commercial & Consumer Banking Segment

- Grow earnings faster than our Mortgage Banking segment, diversifying net income
- Grow and diversify loan portfolio with focus on expanding commercial lending
- Improve efficiency through operations leverage and process improvements
- Grow core deposits to improve deposit mix and support asset growth
- Expand product offerings and banking technology
- Grow market share in highly attractive metropolitan areas

Optimize Single Family Mortgage Banking & Servicing Segment

- Continue to be a leading mortgage originator and servicer in our markets with retail focus, broad product mix and competitive pricing
- Focus on optimizing mortgage banking capacity within existing geographic footprint
- Leverage mortgage customer distribution by marketing bank products and services
- Execute on digital strategy, with a focus on improved customer experience

Disciplined Expense Management

- Mitigate cost of growth through operating leverage and disciplined expense control
- Achieve target long-term consolidated efficiency ratio of less than 70%
  - Commercial & Consumer segment <60%
  - Mortgage Banking segment <85%

Efficient Use of Capital

- Maintain prudent levels of capital above regulatory requirements
- Achieve long-term targeted ROTE[1] of >15% on a consolidated basis

(1) ROTE is a non-GAAP financial measure. For a definition of ROTE, please see the appendix.

HomeStreet

Total Shareholder Return



250%
200%
150%
100%
50%
0%
(50%)
HMST
KBW Regional Bank Index (KRX)
SNL U.S. Thrift Index
145%
140%
121%
Feb 9, 2012
Jan 1, 2013
Jan 1, 2014
Jan 1, 2015
Jan 1, 2016
Jan 1, 2017
Jan 1, 2018

- HMST significantly outperformed the KBW Regional Bank and SNL U.S. Thrift indexes from the IPO date through the end of 2013 due to the cyclically strong returns of the mortgage business during this period. HMST's consolidated ROE in 2012 was 39%, which was driven by a 200% ROE in the Mortgage Banking segment
- From the IPO to April 27, 2018, HMST outperformed the SNL U.S. Thrift Index by 19 percentage points and performed relatively in-line with the KRX

Total Return through November 17, 2017:	1 – Year	3 – Year	5 – Year
HMST	2.1%	79.2%	27.8%
KBW Regional Bank	6.1%	46.1%	126.1%
SNL U.S. Thrift	3.6%	37.1%	96.2%

Sources: Bloomberg Finance LP and SNL Financial. Total return includes stock price appreciation and dividends from February 9, 2012 to April 27, 2018. KBW Regional Bank Index is comprised of 50 publicly traded, regionally diversified midcap banking institutions, and is calculated using equal float-adjusted market-capitalization weighted methodology. SNL U.S. Thrift includes all Major Exchange-traded (NYSE, NYSE MKT, NASDAQ) Thrifts in SNL Financial's coverage universe.

HomeStreet

Segment Core Earnings Contribution

$ in Thousands	12 Months Ended Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017	Average Earnings and Returns 1/1/2012-12/31/2017	1/1/2013-12/31/2017
Commercial & Consumer Banking								
Core Net Income (Loss)(1)	(12,703)	8,930	16,734	21,035	35,438	46,612	19,341	25,750
Core ROATE(1)	(7.74)%	4.65%	8.21%	7.07%	8.14%	9.19%	6.45%	7.87%
Core ROAA(1)	(0.67)%	0.42%	0.65%	0.59%	0.74%	0.82%	0.56%	0.69%
Core Efficiency Ratio(1)	107.6%	82.9%	76.3%	74.9%	69.2%	68.4%	75.1%	72.5%
Mortgage Banking								
Core Net Income (Loss)(1)	94,829	17,836	7,510	23,302	27,351	1,817	28,774	15,563
Core ROATE(1)	200.77%	32.79%	10.54%	18.68%	26.78%	1.31%	32.07%	15.85%
Core ROAA(1)	18.83%	2.97%	1.19%	2.35%	2.79%	0.20%	3.73%	1.88%
Core Efficiency Ratio(1)	50.1%	85.6%	93.8%	87.1%	87.5%	99.1%	84.3%	90.6%
HomeStreet Consolidated								
Core Net Income (Loss)(1)	82,126	26,766	24,245	44,337	62,789	48,429	48,115	41,313
Core ROATE(1)	38.86%	10.87%	8.81%	10.50%	11.68%	7.50%	12.35%	9.71%
Core ROAA(1)	3.42%	0.98%	0.76%	0.97%	1.09%	0.73%	1.14%	0.90%
Core Efficiency Ratio(1)	61.5%	84.8%	87.6%	83.0%	81.1%	85.9%	81.2%	84.1%

(1) Core measures are non-GAAP financial measures. They exclude impact of income tax reform-related (benefit) expense and restructuring and acquisition-related expenses, net of tax. For a reconciliation of these Core measures to their most comparable GAAP measures, please see the Appendix.

Significant Progress in HMST's Transformation

- We have grown tremendously, which has been reflected in our total shareholder return since our IPO
- Total assets have grown from $2.3 billion to $6.7 billion, a 20% CAGR
- Our loans held for investment have grown from $1.3 billion to $4.5 billion, a 23% CAGR
- Our deposit base has grown from $2.0 billion to $4.8 billion, a 15% CAGR
- Our retail branch footprint has expanded from 20 to 59
- We were ranked the 4th largest bank headquartered in Washington State by 12/31/17 assets
- Placed 80th on Fortune Magazine's 2017 "100 Fastest Growing Companies" list

	12/31/11	12/31/17	CAGR
Total Assets	$2.3B	$6.7B	20%
Loans Held for Investment	$1.3B	$4.5B	23%
Deposits	$2.0B	$4.8B	15%
Retail Branches	20	59	

Average Annual Return on Average Equity 2012 – 2017



18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
16%
15%
14%
12%
11%
9%
9%
9%
8%
8%
8%
8%
8%
6%
6%
Median ROAE: 8.9%
CARO
FBK
HMST
LION
TCBI
HTH
ABCB
MSBI
FBC
MBFI
TOWN
UBSI
WTFC
UMPQ
BHLB
Banks with Mortgage Banking Operations

Note: Banks with Mortgage Banking Operations include companies with more than 10% mortgage revenue to revenue or defined as a mortgage bank by KBW Research in the report titled, "1Q18 Preview: Universals, Large Regional, and SMID-Cap" published on April 5, 2018. Excludes banks with less than $3 billion in assets.
Sources: SNL Financial; http://fortune.com/100-fastest-growing-companies/homestreet/.

Expansion Strategy


Total Deposits by Major Area ($ in millions)
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$2,954
$920
$477
$315
$127
Western Washington
Southern California
Hawaiian Islands
Portland / Vancouver
Eastern Washington

- Our expansion strategy has been driven by expanding into generally urban markets with attractive demographics and growth prospects
  - Our deposits are primarily in Western Washington, Southern California, the Hawaiian Islands, Portland/Vancouver and Eastern Washington
- We believe that having higher deposits per branch leads to greater efficiencies, and 3 of our 4 largest markets by this measure are outside of Washington and Oregon
- We have successfully grown our deposits in MSAs outside of Washington and Oregon
  - In Hilo, HI, we grew our deposits at a CAGR of 12.2% since 2015; in Honolulu, we grew our deposits at a CAGR of 9.0% since 2015

Source: SNL Financial. Deposits are as of June 30, 2017.

[HomeStreet]

Building a Powerful Commercial & Consumer Banking Platform

C&CB Segment Revenue Growth



$250
$200
$150
$100
$50
$0
Revenue ($ in Millions)
2012 - 2017 CAGR = 30%
$59
$74
$101
$149
$190
$217
2012
2013
2014
2015
2016
2017

C&CB Revenue and Net Income[1] Contribution



C&CB Revenue / Total Revenue
C&CB Net Income / Total Net Income
100%
80%
60%
40%
20%
0%
(20%)
(40%)
20%
(15%)
28%
25%
35%
66%
35%
44%
35%
53%
43%
61%
2012
2013
2014
2015
2016
2017

- Commercial banking businesses generate steady net income streams that are less prone to cyclicality and volatility than mortgage banking businesses. As a result, commercial banking businesses often enjoy premium trading multiples as compared to mortgage banking businesses
- Since our IPO, we have invested significantly in our Commercial & Consumer Banking segment to diversify our net income. In 2017, net income from our commercial bank comprised 61% of total income
- In the first quarter of 2018, deposits increased by 6% since December 31, 2017 and 10% since March 31, 2017, while loans held for investment grew by 6% since December 31, 2017 and 20% since March 31, 2017

(1) Based on reported numbers and does not adjust for impact of income tax reform-related (benefit) expense and restructuring and acquisition-related expenses, net of tax.

[HomeStreet]

Growth Driven by High Quality Assets



Commercial Loan Growth ($ in Millions) (1)
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
2012 - 2017 CAGR = 38%
$530
$858
$1,094
$1,765
$2,406
$2,695
2012
2013
2014
2015
2016
2017



Loan Quality
Nonperforming assets to assets (2)
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
(0.50%)
Net charge-offs to average loans
89% Decline in NPAs / Assets
2.05%
1.60%
1.26%
0.24%
0.72%
0.02%
0.50%
(0.06%)
0.41%
(0.01%)
0.23%
(0.06%)
2012
2013
2014
2015
2016
2017
NPAs / Assets
Net Charge Offs / Average Loans

- Growth in our commercial bank has been driven by very high quality assets
- Asset quality has improved consistently every year since our IPO, reaching record low levels as of 12/31/17
- Non-performing assets to total assets ratio was 89% lower than 2012 and amongst the lowest of peer banks

(1) Includes commercial real estate and commercial and industrial loans.
(2) Nonperforming assets include nonaccrual loans, loans 90+ days past due and still accruing and other real estate owned (OREO).

[HomeStreet]

Mortgage Banking

2017 Mortgage Banking Revenue / Revenue Comparison



100%
80%
60%
40%
20%
0%
Banks with Mortgage Banking Operations (1)
10% 10% 11% 12% 13% 13% 13% 14% 17% 18% 34% 37% 39% 39% 57%
UBSI WTFC MBFI UMPQ BHLB CARO ABCB MSBI TOWN TCBI(2) FBC LION HTH FBK HMST

Mortgage Banking Revenue / Revenue



100%
80%
60%
40%
20%
0%
80% 72% 65% 65% 65% 57%
2012 2013 2014 2015 2016 2017

- At the time of our IPO, mortgage banking comprised 80% of our total revenue, and we still generate a meaningful percentage of our revenue from mortgage banking
- Over the last six years, however, we have built a significant Commercial & Consumer Banking franchise in highly attractive markets
- This has reduced our reliance on the Mortgage Banking Business while allowing us to benefit from periods of strong mortgage performance; our mortgage banking revenue / total revenue ratio has been declining since our IPO in 2012
- We believe there is value in achieving a balanced, diverse stream of income, which drives our strategy

(1) Banks with Mortgage Banking Operations include companies with more than 10% mortgage revenue to revenue or defined as a mortgage bank by KBW Research in the report titled, "1Q18 Preview: Universals, Large Regional, and SMID-Cap" published on April 5, 2018. Excludes banks with less than $3 billion in assets.
(2) Mortgage income includes spread revenue from the warehouse and mortgage correspondent aggregation businesses, in addition to fee income from the warehouse.

Analyst Perceptions of HomeStreet's Strategy

Apr. 25, 2018 — SANDLER O'NEILL + PARTNERS

"In recent quarters, the company has responded to weakening mortgage demand by cutting costs and it announced another round of cost cutting with this quarter's earnings announcement. There are aspects of HomeStreet's business beyond mortgage that continue to do quite well. **The company has weathered many mortgage cycles in the past and it remains extremely well capitalized and well prepared to adjust as needed and move on."***

Apr. 24, 2018 — KBW KEEFE, BRUYETTE & WOODS *A Stifel Company*

"Earnings in the mortgage segment have been pressured given housing inventory pressures, and the bank has taken actions to reduce its expenses without sacrificing its risk infrastructure or generation capabilities. The focus remains on generating a higher volume of earnings from the consumer and commercial banking segment while returning the mortgage banking segment to profitability, and **we expect shares to be driven by the bank's ability to achieve sustainable improvements in efficiency and overall profitability."***

Nov. 23, 2015 — SANDLER O'NEILL + PARTNERS

"From our perspective, HomeStreet is making good progress in executing its mortgage and commercial/consumer banking growth strategies*...By building out its community banking business, HomeStreet seeks to garner the higher share trading multiple typical of many community banks. We think that while costly, such a buildout should ultimately be transformative as well as accretive, and help mitigate the earnings volatility tied to its mortgage business."

Apr. 29, 2015 — KBW KEEFE, BRUYETTE & WOODS *A Stifel Company*

"The California region accounted for 24% of the retail channel's closed loans volume in 4Q14 (prior to the March 2015 close of the SMPL transaction), highlighting the successful execution of HMST's expansion strategy, in our view...**HomeStreet's expansion strategy has enabled the bank to further develop its commercial and consumer banking platform, diversifying the earnings stream of the legacy mortgage bank."***

* Emphasis added

Corporate Governance and Stewardship

HomeStreet

HomeStreet's Highly-Qualified Board

Scott M. Boggs* - Lead Independent Director

- Director since: 2012 (Bank Board since 2006)
- 10-year career at Microsoft where he was a Vice President and Corporate Controller
- Previously served as a Trustee and Chair of the Audit Committee and Budget and Investments Committee of the Financial Executives Research Foundation
- Served as a director of Cascade Natural Gas Corporation from 2004 until its sale in 2007
- Member of the Seattle University Internal Audit Advisory Board
- Started his career as a CPA (currently inactive) with Deloitte, Haskins & Sells for 8 years

Audit Committee Chair, Executive and ERM Committee Member

Douglas I. Smith* - Director

- Director since: 2012 (Board Bank since 2015)
- 26-year career at Miller and Smith Inc., a privately held residential land development and home building company, where he has served as President since 2002
- Managing Member of Miller and Smith LLC, and Silent Tree Partners LLC, which invest in real estate development
- For the past 17 years has served as a board member of Home Aid Northern Virginia

Human Resources and Corporate Governance (HRCG) Committee Chair, Audit Committee Member

Mark R. Patterson* - Director

- Director since: 2018 (Bank Board since 2018)
- 17-year career at NWQ Investment Management Co., LLC, an investment management company, where he was a Managing Director and Equity Analyst
- 8-year career at U.S. Bancorp, including VP of Investor Relations, where he was a primary contact between the bank holding company and the investment community
- Served as a financial analyst in U.S. Bank's Financial Consulting Division/Planning & Forecasting Department
- Chartered Financial Analyst

Enterprise Risk Management (ERM) Committee Member

Mark K. Mason - Chairman/CEO

- Director since: 2010 (Bank Board since 2010)
- Director, Chairman, CEO and President of HomeStreet, Inc.
- Former President, CEO and Chief Lending Officer for Bank Plus Corporation and its wholly owned banking subsidiary, Fidelity Federal Bank, where he also served as the CFO
- Certified public accountant (currently inactive)

Chair of the Executive Committee

David A. Ederer - Chairman Emeritus

- Director since: 2005 (Bank Board since 2004)
- For the past 44 years has served as the Chairman of Ederer Investment Co.
- Former Board member of public and private companies including Cascade Natural Gas, University Savings Bank and Farmers New World Life Insurance Company
- Certified public accountant (currently inactive) and managed consulting, accounting and auditing services for Price Waterhouse for 9 years

Executive, Audit and ERM Committee Member

George "Judd" Kirk - Director

- Director since: 2012 (Bank Board since 2008)
- Former HomeStreet Lead Independent Director
- 11-year career at Port Blakely Communities Inc., where he was a CEO and President
- Former President of Skinner Development Company
- Chaired the Real Estate Department of Davis Wright Tremaine LLP for 11 years
- Former member of the Washington State Bar Association (WSBA)

HRCG and ERM Committee Member

Victor H. Indiek - Director

- Director since: 2012 (Bank Board since 2012)
- For the past 11 years has been the receivership contractor for the FDIC, where he manages FDIC receiverships, including the disposition of the assets of failed banks
- Involved in the formation of Freddie Mac, serving as its first CFO and then as its President and CEO
- Served as an executive officer at several financial institutions, including American Diversified Savings and American Savings/Financial Corporation of America

HRCG Committee Member

Thomas E. King - Director

- Director since: 2012 (Bank Board since 2010)
- Served as President, CEO and Chief Credit Officer of San Diego Community Bank, EVP and COO of Fullerton Community Bank, CEO and President of the Bank of Southern California, and CEO and President of Capitol Bank Sacramento
- 23-year career at Security Pacific National Bank with various senior positions in commercial lending, real estate lending, credit administration, corporate and merchant banking and retail banking

Audit and HRCG Committee Member

Donald R. Voss - Director

- Director since: 2015 (Bank Board since 2015)
- Former Director and Member of Simplicity Bancorp's Audit Committee and served as Chairman of the Board until its 2015 acquisition by HomeStreet
- 25-year career with First Interstate Bank, serving as an EVP and Manager of the U.S. Banking Division
- Served 9 years as an elected council member of the City of La Cañada Flintridge and was its mayor from 2010 to 2011

ERM Committee Chair, Audit Committee Member

**up for election*

The Right Experience and Expertise

HomeStreet's Board of Directors has the experience, perspectives, and independence needed to protect and promote the interests of all shareholders

Director	CEO/ Senior Officer Experience	Financial Literacy/ Accounting	Industry Experience	Public Company Board Service & Governance	Risk Management & Compliance	Technology & Information Security Experience	Government, Public Policy and Regulatory Affairs
Scott M. Boggs*	✓	✓		✓	✓	✓	
Douglas I. Smith*	✓	✓	✓	✓	✓	✓	
Mark R. Patterson*	✓	✓	✓	✓	✓		
Mark. K. Mason	✓	✓	✓	✓	✓		✓
David A. Ederer	✓	✓		✓	✓		
Victor H. Indiek	✓	✓	✓	✓	✓	✓	✓
Thomas E. King	✓	✓	✓	✓	✓	✓	✓
George "Judd" Kirk	✓	✓			✓		
Donald R. Voss	✓	✓	✓	✓	✓	✓	✓

****up for election***

The Right Board for HomeStreet Shareholders

Independent Judgement

- Current Board members have **extensive experience in areas that are vital to the success of the Company**
- 8 out of 9 HMST Board members are **independent**


1
8
Independent
Non-Independent

- Each of our directors has **20+ years of executive and operating experience** in banking, finance, real estate or related industries

Board Refreshment

- **New Director:** In January 2018, we appointed Mark Patterson to the Board as part of our ongoing assessment and refreshment process. Patterson brings valuable perspective as **a substantial individual HomeStreet shareholder as well as a sophisticated institutional investor** with extensive operational experience, drawn in part from his experience as a portfolio manager at NWQ Investment Management, a significant and long-term HomeStreet shareholder
- **Current Search:** Separately, also in January 2018, we announced a search is underway for an additional highly-qualified candidate who meets our stated diversity goals. We expect to announce the appointment of a new candidate later this year

Our Highly-Qualified Nominees



Scott M. Boggs

Lead Independent Director

Chair of the Audit Committee and Member of the Executive and Enterprise Risk Management Committees

- Previously employed by Microsoft Corporation from 1993 to 2003 including as Vice President, Corporate Controller from 1998 to 2003
- From 2002 to 2008, served as a Trustee and Chair of the Audit Committee and Budget and Investments Committee of the Financial Executives Research Foundation
- From 2004 to 2007, served as Director, Chair of the Pension Committee and a Member of the Audit Committee of the Cascade Natural Gas Corp.
- From 2002 to 2004, was the Director, Vice Chair of Audit Committee and designated financial expert of the Safeco family of mutual funds
- Member of the Seattle University Internal Audit Advisory Board and former member of the King County Strategic Technology Advisory Council
- Started his career as a certified public accountant (currently inactive) with Deloitte, Haskins & Sells
- Significant accounting and financial experience and experience as a designated financial expert on audit committees



Douglas I. Smith

Chair of the Human Resources and Corporate Governance Committee and Member of the Audit Committee

- Director of and has worked for Miller and Smith Inc., a privately held residential land development and home building company in metropolitan Washington, D.C., since 1992, and has served as its President since 2002
- Current managing member of Miller and Smith LLC, and Silent Tree Partners LLC, both of which invest in real estate development and management of those development projects
- Since 2001 through the present, Mr. Smith has served as Board member of Home Aid Northern Virginia
- Experience in the residential construction lending area as well as in the home building and land development industries



Mark R. Patterson

Member of Enterprise Risk Management Committee

- From 1997 to 2014, Mr. Patterson served as Managing Director and Equity Analyst of NWQ Investment Management Co., LLC, an investment management company where he conducted fundamental research and valuation analysis of public companies within the financial services sector
- Former director of FBR & Co., serving on its audit and compensation committees
- From 1989 to 1997, Mr. Patterson was at U.S. Bancorp, most recently serving as Vice President of Investor Relations, where he was a primary contact between the bank holding company and the investment community
- Brings a valuable perspective as a sophisticated institutional investor with extensive operational experience
- Substantial individual investor of HomeStreet (including 95,000 shares purchased in the open market)
- Experience in banking operations, perspective as an investor in financial institutions and finance expertise

Shareholder Engagement

Our Board takes its responsibilities to shareholders seriously. Shareholder engagement is critically important to informing the Board's discussions and is therefore a priority

Facilitate frequent individual discussions with shareholders

Hold quarterly investor calls

Attend investor conferences / engage in non-deal roadshows

Host shareholders at our offices for discussions with management and directors

Periodic participation by independent directors in investor meetings

Coordinate engagement efforts with Investor Relations

Responding to 2017 Annual Meeting

HomeStreet's Board of Directors sincerely values shareholder feedback, and maintains a robust engagement program to bolster transparency and communication with our shareholders

- At our 2017 annual meeting, one of our directors received support from only 59.4% of votes cast. The Board and management spoke to a significant portion of our shareholders to ensure the underlying issues that led to these negative votes were promptly and fully addressed
- From our conversations, we understood that most of the negative votes were driven by a settlement agreement we had reached with the SEC in January 2017 relating to hedge accounting errors and our whistleblower protection policies
  - **From the beginning, the Board has been proactive in addressing the underlying issues** related to the settlement
  - The accounting error was self-identified and fully disclosed in the 4th quarter of 2014, and completely remediated at that time
- The error, which related to hedge accounting, was immaterial but was considered a material weakness. This weakness was also remedied at that time. **This error occurred and was resolved prior to 2015 and did not result in a restatement**. The settlement agreement did not admit or deny fault, but included a $500,000 payment
- As part of the settlement, we updated the language in our severance agreements to ensure compliance with the latest best practices in SEC whistleblower protections

Responsiveness to Shareholder Concerns

The Audit Committee and Board have proactively taken concrete steps to protect shareholders and ensure best practices are in place to fully address these issues, and to foster a culture of strong oversight

- ✓ Lead Independent Director Scott Boggs led a special investigation through a special Board committee with Mary Oldshue, who was a member of the Bank Board at the time – along with independent outside counsel – to identify, remediate and disclose the relevant activity in 2014 – before the SEC investigation started. The special committee found no reasonable evidence that the Treasurer took any action to intentionally misstate the financial results or financial position
- ✓ Reviewed and updated our whistleblower protection policies to ensure they reflect market best practices
- ✓ Updated training and internal policies to emphasize to our corporate employees the importance of, and protection provided by, whistleblower rights
- ✓ Made the whistleblower hotline more prominent on our internal human resources website as well as on our investor relations website
- ✓ The Audit Committee regularly reviews any whistleblower reports, including all calls received by the internal whistleblower hotline and any other whistleblower matters at each of its meetings
- ✓ The Audit Committee recognizes the importance of corporate culture in promoting audit and accounting transparency and is focused on ensuring that we have the appropriate systems in place as part of a continuous process to promote a culture of accountability and robust whistleblower protections

Best-in-Class Whistleblower Protection Policies

We have consistently reviewed and updated our whistleblower protection policies to ensure they are up to date with market best practices and have significant protections in place and practices that foster a safe, productive culture

Leadership Commitment	The Board and management set the tone at the top to encourage an atmosphere built upon honesty, integrity and excellence that promotes an environment in which employees can feel safe in voicing their opinion
"Speak Up" Culture	Employees are encouraged to speak their mind. In 2017, we redesigned our internal human resources and external investor relations websites to make EthicsPoint (which we have been using since our IPO) even more prominent. EthicsPoint is an independent, third-party provider of hotline solutions
Protected, Independent Reporting System	All employees and external stakeholders have direct access to the Audit Committee via EthicsPoint. In every Audit Committee meeting, our general counsel provides a report on all the calls that we received on the hotline and any other whistleblower matters
Training	We emphasize to all our managers in the firm how important it is to protect whistleblower rights through training and internal policies, which we have updated since the settlement
Ongoing Assessment	Program was reviewed by our independent auditor Deloitte & Touche and outside counsel and is reviewed annually. In our 2015, 2016 and 2017 Form 10-Ks, both management and our outside auditors concluded our internal controls were effective

Compensation Practices

Our compensation program is highly performance based and tied to rigorous performance metrics that drive the execution of our strategy and build shareholder value over time

Base Salary			Reviewed against individual's level of skill, experience, and responsibilities using comparison data from a group of similarly sized industry peers
Annual Incentives	**80%**	**Corporate Goals (CEO's weighting)**	• Pre-determined financial metrics and goals are set annually in line with our 3-year strategic plan • Metrics include: - Overall Core Return on Tangible Equity (ROTE) - Mortgage Lending ROTE - Commercial & Consumer Core ROTE - Classified Assets to Total Assets - Core Deposit Growth - Non-Mortgage Lending Volume • Core results are adjusted for nonrecurring items in order to measure the achievement of strategic and operating goals
	20%	**Individual Goals (CEO's weighting)**	• Improving the profitability of the Mortgage Banking segment • Improving scalability and infrastructure • Diversifying net income • Achieving satisfactory results from external regulatory and accountant audits/exams and internal audits • Successfully executing new acquisitions
Long-Term Incentives	**50%**	**Restricted Stock Units (RSU)**	• 3-year vesting period
	50%	**Performance Stock Units (PSU)**	• Based on Core Return on Tangible Equity (ROTE)[1] over 3-year period

(1) Core Return on Tangible Equity (ROTE), Mortgage Lending ROTE, Commercial and Consumer Core ROTE, Classified Assets to Total Assets and Core Deposit Growth are non-GAAP financial measures. For definitions of these terms, please see the appendix.

Roaring Blue Lion's Involvement

HomeStreet

HomeStreet's History of Engagement with Roaring Blue Lion

Engagement Timeline

Date	Key Event
Feb. 2017	Mr. Griege (at that time a roughly 1% holder) informally asked to join the Board – the Company considered this offer and declined to appoint Mr. Griege
Nov. 9, 2017	Mr. Griege and HomeStreet CEO Mark Mason met during an investor conference
Nov. 20, 2017	Roaring Blue Lion filed its initial Schedule 13D and sent a letter stating "we want to revisit our offer of representation on your board" and "if we cannot amicably reach an agreement on our request, we intend to exercise our rights as shareholders." As of that date, Roaring Blue Lion owned approximately 5.58% of the outstanding shares of the Company
Nov. 27, 2017	The Board invited Mr. Griege to present his views to the full Board at the next Board meeting
Nov. 29, 2017	Mr. Griege sent a public letter stating that, in light of the fact that HomeStreet had not addressed his offer to join the Board, Roaring Blue Lion intended to prepare its "formal notice of intent to nominate"
Dec. 21, 2017	Mr. Griege presented to, and engaged in a discussion with, the Board. During the presentation, Mr. Griege issued an ultimatum, stating that if the Board did not appoint him to the Board, Roaring Blue Lion Capital would seek to obtain two Board seats through a proxy contest
Jan. 5, 2018	HomeStreet sent Mr. Griege a director questionnaire to complete and return to the Board
Jan. 8, 2018	The HRCG Committee, Lead Independent Director Scott Boggs and Chairman and CEO Mark Mason met with Mr. Griege for several hours to interview him as a director candidate. The HRCG Committee concluded that appointing Mr. Griege to the Board was not in the best interests of all shareholders and voted to recommend against such appointment (and, on Jan. 11, 2018 the full Board unanimously agreed with this recommendation)
Jan. 25, 2018	HomeStreet appointed Mark Patterson to the Board. The Company also announced that the HRCG had initiated a public search for an additional qualified candidate for the Board who meets the stated diversity goals of the Company set out in the Company's Principles of Corporate Governance

HomeStreet's History of Engagement with Roaring Blue Lion

Engagement Timeline

Date	Key Event
Feb. 8, 2018	CEO Mark Mason, CFO Mark Ruh and HomeStreet's IR representative had a conference call with Mr. Griege to discuss Q4 and FY17 results and the Company's previously disclosed strategic plan
Feb. 23, 2018	Roaring Blue Lion delivered a letter to the Board purporting to give notice of its nomination of two director candidates and three shareholder proposals
Feb. 24, 2018	Deadline for notice of intent to submit director nominations and shareholder proposals under HomeStreet's bylaws
Mar. 1, 2018	The Company's legal advisors delivered a letter to Roaring Blue Lion informing it that Roaring Blue Lion's notice letter failed to comply with HomeStreet's bylaws
Mar. 13, 2018	Roaring Blue Lion filed suit against the Company
Mar. 30, 2018	A Washington State Court affirmed that Roaring Blue Lion had failed to comply with the bylaw requirements
Apr. 2, 2018	Roaring Blue Lion announced its intent to proceed with a solicitation of proxies for its proposals and nominees, notwithstanding the Court's ruling
Apr. 11, 2018	Roaring Blue Lion sent a letter to Mr. Mason stating that it would instead solicit votes against certain Board nominees and one or more of the Company's proposals

HomeStreet Has Repeatedly Tried to Work Constructively with Roaring Blue Lion

HomeStreet's directors and senior management have engaged directly with Mr. Griege of Roaring Blue Lion on numerous occasions to better understand his positions

- ✓ Following Roaring Blue Lion's public 13D filing in November 2017, the Board invited Mr. Griege to present and discuss his views with the full Board, which he and one of his colleagues did on December 21, 2017
- ✓ Since Mr. Griege asked to be appointed to the Board, the Human Resources and Corporate Governance Committee of the Board (the "HRCG Committee"), along with the Lead Independent Director of the Board, interviewed Mr. Griege on January 8, 2018
- ✓ On January 11, 2018, the Board held a special meeting to consider Mr. Griege's request to be appointed to the Board. In considering such request, the Board took into account the information received from and provided by Mr. Griege to date and the unanimous recommendation against his appointment by the HRCG Committee
- ✓ Nevertheless, we have continued to engage with Roaring Blue Lion. Shortly thereafter in February, Mr. Mason, Mr. Ruh and a representative from the investor relations department of the Company had a conference call with Mr. Griege to discuss Q4 and FY17 results and the Board's previously disclosed strategic plan

Roaring Blue Lion's Critiques are Misleading

Roaring Blue Lion's selective choice of performance periods doesn't tell the whole story

- ✓ Using a 5-year TSR evaluation period for HomeStreet – which has a significant mortgage banking business – introduces the potential for cyclical bias
- ✓ Using a 5-year period that begins near the end of a peak in the mortgage banking cycle (12/31/2012) and concludes in the midst of what may arguably be considered a trough in the cycle (12/31/2017), would clearly retain cyclical bias as it relates to both operating performance and TSR
- ✓ Such cyclical bias can best be remedied by using evaluation periods that consider similar parts of the cycle for both beginning and ending dates
- ✓ Performance since the IPO earlier in 2012 is a more representative timeframe. Over this period (2/9/2012 to 4/27/2018), HMST's TSR was 140%, performing relatively in line with the KRX's TSR of 145%

HomeStreet's strategy is the right way to improve operations and address our lower trading multiple – not the financial engineering moves Roaring Blue Lion suggests

- ✓ We believe there is value in achieving a balanced, diverse stream of income, which drives our strategy. Since our IPO, we have built a significant commercial and consumer banking franchise in highly attractive markets, thereby reducing our reliance on the mortgage banking business
- ✓ Mortgage banking is an attractive business that generates economic profit across a business cycle and remains a valuable element of our strategy
- ✓ A sale of our mortgage servicing rights and subsequent stock buybacks as suggested by Roaring Blue Lion would have a detrimental impact on future operations and the resulting available capital would be insignificant
- ✓ HomeStreet does trade at a discount to many public peers on multiples such as P/TBV, due in part to our exposure to the mortgage industry, which is significantly higher than most public companies. Again, this is part of our strategy to diversify. An additional factor impacting our lower multiple includes the challenges related to converting from a troubled thrift to a high-performing commercial bank
- ✓ HomeStreet has made significant progress on this goal. Our commercial bank, which suffering from the effects of the great recession and generated a net loss in 2012, has expanded to generate 61% of our net income in 2017

Roaring Blue Lion's Critiques are Misleading

Our geographic diversity is an asset, not a liability	✓ Our markets outside of Washington and Oregon are our most concentrated, and therefore efficient, markets in terms of deposits ✓ We have a presence in all of the top ten most active housing markets in the Western U.S. ✓ HomeStreet and its investors benefit from geographic diversity ✓ The markets the Company has entered have attractive demographics and growth prospects, and HMST believes it has excellent managers in place to oversee those markets
HomeStreet is on the right path to deliver long-term shareholder value	✓ Since our IPO, we have seen growth in many of the factors that drive shareholder value creation over time (total assets, loans held for investments, deposits, ROE, growth in tangible book value per share) and this has been reflected in our stock price performance since the IPO ✓ Though our efficiency ratio is higher than average, we are continuing to make progress on lowering it over time as investments in our growth initiatives mature ✓ We have made significant investments in building the infrastructure of a commercial bank, including personnel and technology, all of which require investment ahead of revenue growth
HomeStreet's compensation program is aligned with long-term performance and in-line with industry standards	✓ The majority of our program is performance-based and tied to the achievement of measureable financial metrics selected to incentivize achievement of growth and diversification of earnings and maximize shareholders value ✓ Annual Incentive Awards are entirely performance-based, and predominantly tied to corporate goals (i.e. CEO's program is 80% corporate, 20% individual) with pre-established financial metrics ○ Targets are rigorous – in 2017, the Annual Incentive Plan achieved 76.86% of target, which resulted in a reduced payout ✓ Long-term Incentives are 50% time-based RSUs that vest over a 3-year period and 50% Performance-based RSUs that vest over a 3-year period. Performance-based RSUs use Core ROTE[1] – a key measure of profitability – as a performance metric since it is closely linked to long-term shareholder value creation

(1) Core ROTE is a non-GAAP financial measure. For a definition of Core ROTE, please see the appendix.

Roaring Blue Lion's Critiques are Misleading

The SEC settlement issue has been addressed and Roaring Blue Lion's characterization of its implications ignores the facts

- ✓ We reached an agreement with the SEC in January 2017 to pay $500,000 to settle charges they had filed against us regarding our hedge accounting policies for interest rate swaps and accusations of treatment of potential whistleblowers
- ✓ The agreement did not concede fault. We consented to the order without admitting or denying any of the SEC's findings except for SEC jurisdiction over the matter
- ✓ The underlying issue was related to 22 commercial loans that were originated in 2006-2008. We hedged our exposure to interest rates for these loans, which required us to periodically re-assess their value. The accounting issue occurred with the technique we used to re-assess those hedges from 2011-2014
  - This issue never resulted in a financial statement restatement
  - There was no material impact on the company's results of operation or financial condition
  - It caused us to identify a material weakness in our internal controls in Q3 2014, which we remedied immediately, and by our 2015 Form 10-K both management and our auditor Deloitte concluded our internal controls were effective
- ✓ Prior to the conclusion of the SEC's investigation, HomeStreet updated the language in all of our severance agreements relating to the treatment of whistleblower awards
- ✓ The SEC acknowledged HomeStreet's remedial actions in the settlement agreement which included terminating the interest rate swaps and remaining fair value hedge relationships during the 4th quarter of 2014 and making language adjustments to our standard severance agreements
- ✓ The SEC settlement agreement also addressed our whistleblowing practices, and whether some employees had sought to identify a whistleblower
  - There were no fraud or intent to deceive findings made by the SEC
  - Our special committee that investigated the accounting errors found no intent to deceive or defraud
  - No one was actually prevented from communicating with the SEC
  - Following the settlement, we reviewed and updated our whistleblower protection policies to make sure they were up to date with market best practices

Roaring Blue Lion's Deficient Notice

On February 23, 2018, an affiliate of Roaring Blue Lion submitted a notice of director nominations and shareholder proposals that failed to satisfy the Company's advance notice bylaw requirements

- Advance notice bylaw provisions provide shareholders and the Board with important disclosure of ownership, relationships and arrangements between nominating investors and their candidates
- These disclosures provide assurances that nominees can meet independence standards and regulatory requirements, and provide shareholders with important information on potential material conflicts of interest prior to a vote
- Roaring Blue Lion failed to meet requirements that are clearly listed in HomeStreet's bylaws. Contrary to Roaring Blue Lion's claims, this was not an issue of interpretation or technicalities
- Despite having many months to prepare for its notice, Roaring Blue Lion chose not to deliver the notice until the eve of the deadline, leaving itself no time to fix the numerous deficiencies within the notice
- Over 32 deficiencies were identified, including:
    - Failure to disclose a variety of information with respect to the participants in the proxy solicitation (as required by the SEC proxy rules cited in the bylaws), including share ownership and contracts or understandings with respect to HomeStreet securities
    - Failure to disclose an estimate of Roaring Blue Lion's proxy solicitation costs and whether Roaring Blue Lion will seek reimbursement of these costs from HomeStreet's shareholders
    - Failure to disclose the beneficial ownership of HomeStreet's shares of the Roaring Blue Lion affiliate that provided the notice

Roaring Blue Lion's Deficient Notice

Roaring Blue Lion's notice letter was extremely sloppy and included a myriad of deficiencies

- For example, **one of Roaring Blue Lion's director candidates**, Paul Miller, admitted in his director questionnaire that he **had a compensation or other arrangement with a third-party as part of his nomination**, but **left completely blank** the section where details were required

- Even after Roaring Blue Lion's **hasty last-minute effort at compliance** (when it sought to "correct" its notice letter nearly two weeks after the deadline), HomeStreet did **not** receive all required disclosures. The **image to the right, for example, is from one of nominees' corrected questionnaires** (this response was blank when it was originally provided)

(b) COMPANY ARRANGEMENT: Is there any "arrangement" between you and any other "person" or "persons" pursuant to which you were (or are to be) nominated or selected as a director of the Company, including, but not limited to, any arrangements whereby a third party has agreed to pay or reimburse expenses related to your candidacy as a director and/or to pay health premiums or indemnification in connection with your candidacy or service as a director?

☒ Yes

○ No

If yes, please name such person(s) and briefly describe such arrangement or understanding.

(b) Has any credit been extended to you by any financial institution other than the Bank, or is any prior credit outstanding, and if so, what is the amount of that credit and from what financial institution was it obtained? This includes any extensions of credit which you guarantee or which arises as a result of a derivative transaction. Please provide a description of the terms, including the interest rate, collateral, maturity, and payment schedule.

ORIG AMOUNT | CURRENT AMOUNT
1,140,000 | 1,008,805.79 | Bk of America, 2.875%, 5/1 ARM CONV
~~[illegible]~~ | House [illegible], April 2043, $4,733.51
585,000 | 541,486.92 | Freedom Mort, 3.750%, 7/1 ARM, [illegible] month
House [illegible], Aug 2044, $2,709 [illegible] month

[initials] 3/8/18

Source: Roaring Blue Lion Notice of Nominations and Proposals.

A Washington State Court Agreed that Roaring Blue Lion's Notice was Deficient

"The Court finds that Defendant's advance notice bylaw is valid and that Plaintiff failed to comply with the requirements of that advance notice bylaw. The Court finds that Defendant's board of directors' decision to reject Plaintiff's submission is an exercise of its business judgement that the Court will not disturb here."

– Ruling from the Superior Court of the State of Washington for King County

FINANCIAL TIMES

Due Diligence
The Perils of Activism

A tiny hedge fund's failed attempt at launching a proxy fight against the parent company of the Seattle-based bank HomeStreet may go down as one of the bigger screw-ups in small-cap activist history..."

March 2, 2018, Lindsay Fortado (Link)

Bloomberg

Blue Lion Failed to Comply with HomeStreet's Bylaw, Court Rules

A Washington court affirmed Blue Lion's notice of director nominations and proposals failed to comply with HomeStreet's advance notice bylaw...HomeStreet says committed to engaging "constructively" with holders including Blue Lion; looks forward to continue to execute on its strategic plan to maximize long-term shareholder value.

April 2, 2018, Polina Noskova (No Link Available)

The Deal

HomeStreet Wins Court Round Over Investor

A court has ruled in favor of HomeStreet (HMST) in a lawsuit brought by Roaring Blue Lion Capital, a hedge fund that targeted the company in its inaugural activist campaign. The Superior Court of King County, Washington, on Friday, March 30, affirmed HomeStreet's position that the investor failed to comply with the company's advance notice bylaw.

April 3, 2018, Ron Orol (Link)

2016 Shareholder Proposal on Majority Voting

HomeStreet's response to a Rule 14-8 shareholder proposal on majority voting demonstrates that the Board is shareholder-friendly and engages with shareholders who comply with the rules

- HomeStreet previously received a shareholder proposal in 2016
- The proposal was submitted by an institutional shareholder (CalSTRS)
- The CalSTRS proposal called for a bylaw amendment to change the vote standard from plurality voting to *majority voting* in uncontested director elections
    - This is a higher vote standard to be elected to the Board
    - This voting standard applies to this year's director election since there is no opposing slate of director candidates
- Since CalSTRS's shareholder proposal complied with the applicable rules, the Board included it in HomeStreet's proxy statement
- In its proxy statement, the Board recommended that shareholders vote FOR the majority voting shareholder proposal
- The shareholder proposal was approved at the 2016 annual meeting and the Board implemented it promptly

Vote on the WHITE Proxy Card to Support HomeStreet's Qualified Nominees

- ✓ The Board has a clear strategy for HomeStreet – which has delivered results in a challenging environment
- ✓ The Company's highly-qualified nominees – Scott M. Boggs, Douglas I. Smith and Mark R. Patterson – have the right experience, skills and independent judgement needed to represent shareholders and provide thoughtful stewardship of shareholders' assets
- ✓ We ask for your support going forward as we continue to execute on our strategy to drive shareholder value creation at HomeStreet
- ✓ Vote FOR HomeStreet's nominees and FOR our Advisory Vote on Named Executive Officer Compensation

Contact Information

Shareholders

If you have any questions, or need assistance voting
your **WHITE** proxy card, please contact:

OKAPI PARTNERS

1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720
Shareholders may call toll-free (from the U.S. and Canada): 877-796-5274
Email: info@okapipartners.com

Media

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / JGermani@sloanepr.com

Appendix

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this presentation are defined as follows:

- **Classified Assets/Total Assets** is the ratio of classified assets (defined as (1) loans graded substandard, doubtful or loss and (2) other real estate owned, which is real estate typically acquired through foreclosure or default that is a non-earning asset of HomeStreet Bank) over total assets.
- **Commercial and Consumer ROTE** is determined using core returns with respect to the Commercial and Consumer Banking Segment but is otherwise calculated in the same manner as Core ROTE.
- **Core Deposits** are retail checking, savings and money market account deposits excluding CDs, servicing deposits, brokered deposits and other wholesale deposits.
- **Core ROTE** means ROTE adjusted to exclude nonrecurring revenue and expense items such as the impact of tax reform, revenue and expenses related to merger and acquisitions and the expenses of the expansion in new markets.
- **Mortgage Lending ROTE** is determined using core returns with respect to the Mortgage Banking Segment but is otherwise calculated in the same manner as Core ROTE.
- **ROTE** means return on tangible equity. Tangible equity is determined by removing goodwill and identifiable intangible assets (other than loan servicing rights) from shareholders' equity.

This presentation refers to long-term targeted ROTE of >12% on a consolidated basis. Because this is a forward-looking target and not based on historical performance, it is not possible to provide a reconciliation to return on equity without undertaking unreasonable efforts. Long-term targeted ROTE differs from return on equity in that it excludes nonrecurring revenue and expense items such as the impact of tax reform, revenue and expenses related to merger and acquisitions and the expenses of the expansion in new markets from the numerator and intangible assets from the denominator. A GAAP reconciliation would require estimates of such excluded items, and it is not possible to estimate such excluded items at this time.

Reconciliations of non-GAAP financial measures to comparable GAAP measures follow.

[HomeStreet]

Appendix

Reconciliation of non-GAAP financial measures to comparable GAAP measures

(dollars in thousands, except share data)	For the twelve months ended Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017
Commercial and Consumer Banking Segment:						
Net income (loss)	(12,703)	5,973	14,748	18,017	30,800	42,061
Impact of income tax reform-related expense	-	-	-	-	-	4,160
Impact of acquisition-related items (net of tax) and bargain purchase gain	-	2,957	1,986	3,018	4,638	391
Core Net income (loss), excluding income tax reform-related expense and acquisition-related items (net of tax)	(12,703)	8,930	16,734	21,035	35,438	46,612
ROATE	(7.74)%	3.11%	6.86%	6.09%	7.08%	8.27%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	0.82%
Impact of acquisition-related items (net of tax) and bargain purchase gain	0.00%	1.54%	1.35%	0.98%	1.06%	0.10%
Core ROATE, excluding income tax reform-related expense and acquisition-related items (net of tax)	(7.74)%	4.65%	8.21%	7.07%	8.14%	9.19%
ROAA	(0.67)%	0.27%	0.57%	0.51%	0.64%	0.74%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	0.07%
Impact of acquisition-related items (net of tax) and bargain purchase gain	0.00%	0.15%	0.08%	0.08%	0.10%	0.01%
Core ROAA, excluding income tax reform-related expense and acquisition-related items (net of tax)	(0.67)%	0.42%	0.65%	0.59%	0.74%	0.82%
Efficiency ratio	107.65%	89.06%	79.29%	82.07%	72.95%	68.68%
Impact of acquisition-related items (net of tax) and bargain purchase gain	0.00%	(6.12)%	(3.03)%	(7.22)%	(3.76)%	(0.27)%
Core Efficiency ratio, excluding income tax reform-related expense and acquisition-related items	107.65%	82.94%	76.26%	74.85%	69.19%	68.41%
Mortgage Banking Segment:						
Net income (loss)	94,829	17,836	7,511	23,302	27,351	26,885
Impact of income tax reform-related expense	-	-	-	-	-	(27,486)
Impact of restructuring-related items (net of tax)	-	-	-	-	-	2,418
Core Net income (loss), excluding income tax reform-related expense and acquisition-related items (net of tax)	94,829	17,836	7,511	23,302	27,351	1,817
ROATE	200.77%	32.79%	10.54%	18.68%	26.78%	19.45%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	(19.89)%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	1.75%
Core ROATE, excluding income tax reform-related expense and acquisition-related items (net of tax)	200.77%	32.79%	10.54%	18.68%	26.78%	1.31%
ROAA	18.83%	2.97%	1.19%	2.35%	2.79%	2.91%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	(2.97)%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	0.26%
Core ROAA, excluding income tax reform-related expense and acquisition-related items (net of tax)	18.83%	2.97%	1.19%	2.35%	2.79%	0.20%
Efficiency ratio	50.06%	85.56%	93.75%	87.07%	87.54%	100.34%
Impact of restructuring-related items	0.00%	0.00%	0.00%	0.00%	0.00%	(1.28)%
Core Efficiency ratio, excluding income tax reform-related expense and acquisition-related items	50.06%	85.56%	93.75%	87.07%	87.54%	99.06%

(dollars in thousands, except share data)	For the twelve months ended Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017
HomeStreet, Consolidated						
Net income (loss)	82,126	23,809	22,259	41,319	58,151	68,946
Impact of income tax reform-related expense	-	-	-	-	-	(23,326)
Impact of restructuring-related items (net of tax)	-	-	-	-	-	2,418
Impact of acquisition-related items (net of tax) and bargain purchase gain	-	2,957	1,986	3,018	4,638	391
Core Net income (loss), excluding income tax reform-related expense and acquisition-related items (net of tax)	82,126	26,766	24,245	44,337	62,789	48,429
ROATE	38.86%	9.67%	8.09%	9.78%	10.82%	10.68%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	(3.61)%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	0.37%
Impact of acquisition-related items (net of tax) and bargain purchase gain	0.00%	1.20%	0.72%	0.72%	0.86%	0.06%
Core ROATE, excluding income tax reform-related expense and acquisition-related items (net of tax)	38.86%	10.87%	8.81%	10.50%	11.68%	7.50%
ROAA	3.42%	0.88%	0.69%	0.91%	1.01%	1.05%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	(0.35)%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%
Impact of acquisition-related items (net of tax) and bargain purchase gain	0.00%	0.10%	0.07%	0.06%	0.08%	(0.01)%
Core ROAA, excluding income tax reform-related expense and acquisition-related items (net of tax)	3.42%	0.98%	0.76%	0.97%	1.09%	0.73%
Efficiency ratio	61.45%	86.54%	88.63%	85.33%	82.40%	86.79%
Impact of restructuring-related items	0.00%	0.00%	0.00%	0.00%	0.00%	(0.73)%
Impact of acquisition-related items (net of tax) and bargain purchase gain	0.00%	(1.72)%	(1.07)%	(2.36)%	(1.32)%	(0.13)%
Core Efficiency ratio, excluding income tax reform-related expense and acquisition-related items	61.45%	84.82%	87.56%	82.97%	81.08%	85.93%